Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS SECOND QUARTER REVENUE AND EARNINGS

STRATHAM, NH, July 22, 2004 – The Timberland Company (NYSE: TBL) today reported second quarter net income of $7.9 million and diluted earnings per share (EPS) of $0.22, compared with second quarter 2003 net income of $5.8 million and diluted EPS of $0.16.

•                  Second quarter revenue increased 8.7% to $230.2 million, driven by solid gains in both U.S. and international markets.  U.S. revenues grew 7.6%, reflecting balanced growth from footwear and apparel offerings – which supported strong wholesale results (+8.4%) – and continued gains in Timberland’s consumer direct business (+5.2% on a 1.3% comparable store sales decline).  International results (+10.5% or +3.7% in constant dollars) reflected double-digit constant dollar sales gains in Asia, which offset flat constant dollar sales performance in Europe.  Overall revenue growth benefited from favorable foreign exchange rate changes — which added $5.6 million (or 2.6%) to second quarter revenue.

•                  Second quarter results reflected solid global growth in footwear, apparel and accessory sales.  Global footwear revenues expanded 6.7% to $173.4 million, driven by strong growth in kids, men’s casual and women’s casual categories.  Global apparel and accessories revenue grew 17.1% to $54.7 million, benefiting from double-digit growth in U.S. and Asian apparel and moderate gains in European apparel sales.

•                  Operating profit for the quarter increased 33.3% to $12.1 million, and operating margin rose 0.9 percentage points to 5.2%.  Profit gains reflected solid revenue growth and significant gains in gross margin, which benefited from favorable foreign exchange rate changes and lower product related costs.  For the quarter, foreign exchange rate changes contributed approximately $3.7 million to operating profit.  Margin improvements were achieved while supporting increased investment behind global brand building efforts and product development capability.

•                  EPS for the quarter expanded 37.5% to $0.22, reflecting profit gains and continued benefits from share repurchases.  The Company did not execute share repurchases in the second quarter, reflecting the timing of completion of share sales under its shelf registration statement.  The Company currently has 4.3 million shares remaining under existing share repurchase programs.

•                  Timberland ended the quarter with $163.6 million in cash and no debt outstanding.  Timberland drove improvement in annual inventory turns, supporting an increase in return on capital from 27.8% to 31.0%.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland’s second quarter results reflect the power of the Timberland® brand portfolio – and continued benefits from our efforts to enhance total system execution.   We continue to drive solid growth across major product categories and geographies through a consistent focus on delivering against the enduring equities of the Timberland brand – while adapting our go-to-market strategies to better serve the needs of the broad range of Timberland consumers across the globe.  We also continue to benefit from our focus on delivering superior customer service, leveraging a strengthened value chain that is supporting stronger growth and improved operating efficiencies.  We are also continuing to refine our brand building approach, leveraging innovative vehicles to enhance our communication of Timberland’s brand essence and values – and deepen our relationship with Timberland consumers.

We are pleased to have delivered strong financial results in the second quarter.  We believe that we are on track for solid performance in 2004 and are targeting mid to high single-digit revenue growth for the balance of this year.  We remain committed to delivering solid revenue growth, double-digit profit gains and strong cash flow in 2004, leveraging strategies focused on capturing the great potential we see for the Timberland brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 801-9714 and providing access code number 83149272.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on July 22, 2004.

# # #

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	July 2, 2004	June 27, 2003	Dec. 31, 2003

ASSETS
Current assets
Cash and equivalents	$163,631	$82,578	$241,803
Accounts receivable, net	131,926	121,995	125,088
Inventory	170,931	173,047	119,581
Prepaid expense	25,618	21,448	25,906
Deferred income taxes	19,236	18,919	27,182
Total current assets	511,342	417,987	539,560

Net property, plant and equipment	75,947	69,728	76,360

Goodwill	14,163	14,163	14,163

Intangible assets	3,809	3,516	3,807

Other assets, net	9,768	7,234	7,826

Total assets	$615,029	$512,628	$641,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,657	$45,618	$38,026
Accrued expense	65,511	72,619	115,425
Income taxes payable	2,422	4,739	27,482
Derivative liabilities	9,212	11,428	16,058
Total current liabilities	117,802	134,404	196,991

Other liabilities	11,299	5,002	9,318

Deferred income taxes	8,419	6,573	6,944

Stockholders’ equity	477,509	366,649	428,463

Total liabilities and stockholders’ equity	$615,029	$512,628	$641,716

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2004	June 27, 2003	July 2, 2004	June 27, 2003
Revenue	$230,210	$211,733	$551,987	$482,730
Cost of goods sold	115,713	112,957	271,039	257,726

Gross profit	114,497	98,776	280,948	225,004

Operating expense
Selling	81,316	70,449	176,668	148,001
General and administrative	21,101	19,266	44,442	38,415
Total operating expense	102,417	89,715	221,110	186,416

Operating income	12,080	9,061	59,838	38,588

Other expense (income)
Interest expense	167	222	400	439
Other, net	(286)	(103)	(1,046)	(531)
Total other expense (income)	(119)	119	(646)	(92)

Income before income taxes	12,199	8,942	60,484	38,680

Provision for income taxes	4,331	3,130	21,472	13,538

Net income	$7,868	$5,812	$39,012	$25,142

Earnings per share
Basic	$.22	$.16	$1.11	$.70
Diluted	$.22	$.16	$1.09	$.69

Weighted-average shares outstanding
Basic	35,098	35,678	34,996	35,841
Diluted	36,051	36,633	35,946	36,670

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Six Months Ended
	July 2, 2004	June 27, 2003
Cash flows from operating activities:

Net income	$39,012	$25,142
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	6,752	4,740
Depreciation and amortization	12,730	12,036
Loss on disposal of property, plant & equipment	60	—
Tax benefit from stock option plans	9,174	6,262
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(7,581)	13,534
Inventory	(51,451)	(50,059)
Prepaid expense	251	596
Accounts payable	3,631	9,944
Accrued expense	(49,893)	(17,619)
Income taxes	(25,047)	(15,354)
Net cash used by operating activities	(62,362)	(10,778)

Cash flows from investing activities:
Additions to property, plant and equipment, net	(10,696)	(6,572)
Other, net	(1,110)	734
Net cash used by investing activities	(11,806)	(5,838)
Cash flows from financing activities:
Common stock repurchases	(20,145)	(54,318)
Issuance of common stock	16,285	10,851
Net cash used by financing activities	(3,860)	(43,467)
Effect of exchange rate changes on cash	(144)	1,466
Net decrease in cash and equivalents	(78,172)	(58,617)
Cash and equivalents at beginning of period	241,803	141,195
Cash and equivalents at end of period	$163,631	$82,578

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Amounts in Thousands)

	For the Three Months Ended			For the Six Months Ended
	July 2, 2004	June 27, 2003	% Change	July 2, 2004	June 27, 2003	% Change
Revenue by Segment:
US Wholesale	$104,432	$96,306	8.4%	$215,780	$200,308	7.7%
US Consumer Direct	34,590	32,870	5.2%	72,367	65,701	10.1%
Total US	139,022	129,176	7.6%	288,147	266,009	8.3%

International	91,188	82,557	10.5%	263,840	216,721	21.7%

Revenue by Product
Footwear	173,360	162,486	6.7%	412,741	356,213	15.9%
Apparel and Accessories	54,701	46,700	17.1%	134,028	120,411	11.3%
Royalty and Other	2,149	2,547	(15.6)%	5,218	6,106	(14.5)%

Revenue by Channel
Wholesale	161,756	149,355	8.3%	408,728	359,177	13.8%
Consumer Direct	68,454	62,378	9.7%	143,259	123,553	15.9%

Note: Domestic Retail Comparable Store Sales	(1.3)%	(1.9)%		2.4%	(3.1)%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended July 2, 2004		For the Six Months Ended July 2, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$18.5	8.7	$69.3	14.3
Increase due to foreign exchange rate changes	5.6	2.6	24.5	5.1
Revenue increase in constant dollars	12.9	6.1	44.8	9.2

International Revenue Reconciliation:

	For the Three Months Ended July 2, 2004		For the Six Months Ended July 2, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$8.6	10.5	$47.1	21.7
Increase due to foreign exchange rate changes	5.6	6.8	24.5	11.3
Revenue increase in constant dollars	3.0	3.7	22.6	10.4